Exhibit 99.1

Casey’s to purchase 22 Kum & Go Stores in Iowa

ANKENY, Iowa – (June 3, 2011) – Casey’s General Stores, Inc. (Nasdaq symbol CASY) and Kum & Go announced today that they have signed a definitive purchase agreement for Casey’s to acquire 22 convenience stores from Kum & Go. All 22 stores are located in Iowa operating under the Kum & Go banner. The stores will be immediately rebranded to Casey’s once the transaction is completed.

According to Kum & Go Owner, President and Chief Executive Officer Kyle J. Krause, the proceeds generated by this sale will be reinvested in Kum & Go’s 400+ remaining stores and used to drive the company’s long-term business and growth strategies.

“I extend my sincere appreciation to our associates and loyal customers in these communities for the important role that they have played in Kum & Go’s history and the overall success of these stores,” stated Mr. Krause.

“These stores are predominantly in rural Iowa locations,” said Casey’s President and Chief Executive Officer Robert J. Myers. “These types of communities have proven to be an excellent fit for our business model and we are very excited to implement our proprietary prepared food program.”

Casey’s expects this acquisition to be immediately accretive to earnings in their first full year of operation. The acquisition is subject to certain regulatory approvals and other customary closing conditions. The transaction is expected to close in July 2011 and will be funded by existing cash and cash flow.

Below, a list of the 22 stores and their addresses:

1.	ARMSTRONG	307 S. Fourth Avenue
2.	ATLANTIC	701 Poplar
3.	BRITT	576 N. Main Avenue
4.	BROOKLYN	106 W. Second Street
5.	CARROLL	613 W. U.S. Hwy 30
6.	CEDAR FALLS	601 Main Street
7.	CENTERVILLE	830 N. 18th Street
8.	CENTERVILLE	401 W. Maple
9.	CHARITON	335 N. Main
10.	CHEROKEE	1200 N. Second Street
11.	CHEROKEE	242 E. Main Street
12.	ELK RUN HEIGHTS	5202 Lafayette
13.	ESTHERVILLE	103 Central Avenue
14.	ESTHERVILLE	1615 Central Avenue
15.	GARNER	145 Highway 18 W.
16.	IOWA FALLS	904 Washington
17.	MEDIAPOLIS	208 Wapello Street
18.	SHELDON	519 Second Avenue
19.	SHELDON	504 Second Avenue
20.	ST. CHARLES	209 E. Main Street
21.	STORM LAKE	825 Flindt
22.	WASHINGTON	304 E. Washington Street

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